UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2019

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 31, 2019, LiveXLive Media, Inc. (the “Company”) entered into an amendment to the respective employment agreement (collectively, the “Amendments”) with Michael Zemetra, the Company’s Chief Financial Officer and Secretary, and Jerome N. Gold, the Company’s Chief Strategy Officer and a director, pursuant to which such executives agreed to extend the settlement date of any restricted stock units (the “RSUs”) awarded to them pursuant to their respective employment agreements that vest as of December 1, 2019 until such date (subject to earlier settlement in the event of a change of control, death or disability as provided in the respective employment agreement). The remaining RSUs that vest after December 1, 2019 shall be settled in accordance with the terms of their respective employment agreements. Each vested RSU shall be settled by delivery by the Company to the executive of one share of the Company’s common stock.

In addition, Robert Ellin, the Company’s Chief Executive Officer and Chairman, Messrs. Zemetra and Gold and other executives of the Company agreed to extend the lock-up period applicable to their shares of common stock and other securities of the Company beneficially owned by them until December 1, 2019.

Item 8.01	Other Events.

On March 31, 2019, the Company entered into an Amendment of Notes Agreement (the “Amendment Agreement”) with Trinad Capital Master Fund Ltd. (“TCMF”), a related party, pursuant to which the maturity date of all of the Company’s 7.5% Unsecured Convertible Notes issued to TCMF was extended to May 31, 2021, and beginning on April 1, 2018, the interest rate payable under such notes shall be payable at maturity and payable in kind.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

Date: April 4, 2019	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
	Title:	Chief Executive Officer and
Chairman of the Board of Directors

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